Exhibit 5.5

500 LEE STREET EAST • SUITE 1600 • P.O. BOX 553 • CHARLESTON. WEST VIRGINIA 25322 • TELEPHONE: 304-340- 1000 • TELECOPIER: 304-340-1130

www.jacksonkelly.com

January 14, 2016

Eldorado Resorts, Inc.

100 West Liberty Street

Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as special West Virginia counsel to Mountaineer Park, Inc., a West Virginia corporation (the “West Virginia Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Eldorado Resorts, Inc., a Nevada corporation (the “Company”), and the subsidiary guarantors named therein (the “Subsidiary Guarantors”), including the West Virginia Guarantor, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) up to $375,000,000 aggregate principal amount of the Company’s 7.000% Senior Notes due 2023 (the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 7.000% Senior Notes due 2023 (the “Existing Notes”); and (ii) the related guarantees of the Exchange Notes by the Subsidiary Guarantors (the “Exchange Guarantees”).

The Exchange Notes are proposed to be issued in accordance with the terms of the Indenture, dated as of July 23, 2015, as supplemented by the First Supplemental Indenture described below (the “Indenture”), by and among the Company, certain of the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of December 16, 2015 by and among the Company, certain of the Subsidiary Guarantors party thereto and the Trustee (the “First Supplemental Indenture”). Pursuant to Article 10 of the Indenture, the Subsidiary Guarantors agreed to guarantee the obligations of the Company under the Indenture and the Existing Notes, as well as any notes issued in addition to the Existing Notes.

In connection with rendering the opinions set forth below, we have examined the (i) Registration Statement, including the prospectus forming a part thereof (the “Prospectus”) and the exhibits filed therewith; (ii) the Indenture; (iii) the Existing Notes; (iv) the First Supplemental Indenture; (v) the form of Exchange Notes and Exchange Guarantees; (vi) the Articles of Incorporation of the West Virginia Guarantor; (vii) the bylaws of the West Virginia Guarantor; (viii) resolutions adopted by the board of directors of the West Virginia Guarantor on July 10, 2015; and (ix) a certificate of existence for the West Virginia Guarantor. We have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and a Secretary’s Certificate of the West Virginia Guarantor dated July 23, 2015. We have not independently established any of the facts so relied on.

Bridgeport. WV • Charleston. WV • Martinsburg. WV • Morgantown. WV • Wheeling. WV

Denver. CO • Crawfordsville. IN • Evansville. IN • Lexington. KY • Akron. OH • Pittsburgh. PA • Washington. DC

For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the West Virginia Guarantor) on each such document are genuine. We also have assumed for purposes of this opinion letter the legal capacity of natural persons and that each party to the documents we have examined or relied on (other than the West Virginia Guarantor) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against it. We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the State of West Virginia. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of federal law, the laws of any states other than West Virginia or the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matters set forth below, it is our opinion that:

1.                                      The West Virginia Guarantor is validly existing as a corporation under the laws of the State of West Virginia.

2.                                      The West Virginia Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Guarantee.

3.                                      The West Virginia Guarantor has duly authorized the execution and delivery of its guarantee and the performance of its obligations under the Indenture and the Exchange Guarantee.

The opinion expressed in numbered paragraph 1 above with respect to the existence of the West Virginia Guarantor is based solely on the certificate of existence obtained from the West Virginia Secretary of State as of the date of the certificate for the West Virginia Guarantor.

Although attorneys in our firm are licensed to practice law in a variety of jurisdictions, only those admitted to the bar in the State of West Virginia have been involved in the issuance of this opinion, and we express no opinion as to the laws of any jurisdiction other than the State of West Virginia. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur. The opinions expressed in this letter are provided as legal opinions only and not as guaranties or warranties of the matters discussed herein. Subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Milbank, Tweed, Hadley & McCloy LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

The limitations inherent in the role of special local counsel are such that we cannot and have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information included in the Registration Statement, the exhibits filed therewith or the Prospectus and, except for the opinions contained herein and as specifically provided below, we have not participated in the preparation of any material in connection with the filing by the Company and the Guarantors with the Commission of the Registration Statement or the Prospectus with respect to the registration of the Exchange Notes and assume no responsibility for the contents of any such material.

We hereby consent to the reference to Jackson Kelly PLLC under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are within the category of person whose consent is required under Section 7 of the Securities Act or the rules and regulations of the commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Yours truly,

JACKSON KELLY PLLC

By	/s/ JACKSON KELLY PLLC